Exhibit 99.1

News Release

Analyst and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Announces

Resignation of Chief Financial Officer

DALLAS (December 2, 2008)—Atmos Energy Corporation (NYSE: ATO) today announced that Pat Reddy has notified the company of his resignation as senior vice president and chief financial officer, effective December 31, 2008.

“Pat has decided to pursue another opportunity outside the company,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “I am very appreciative of his service to Atmos Energy and wish him all the best in his new endeavor.”

“It is with mixed emotions that I have decided to leave Atmos Energy,” said Reddy. “I am proud of the work that we have achieved together during a decade of unparalleled growth, but the time is right for me to move on to my next professional opportunity.”

Fred Meisenheimer, vice president and controller, has been appointed by the board of directors to serve as interim chief financial officer, effective January 1, 2009, until a successor is appointed.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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